                                                       OMB APPROVAL
                                                ------------------------------
                                                OMB Number: 3235-0145
                                                Expires: August 31, 1999
                                                Estimated average burden hours
                                                per response...... 14.90


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        Suburban Lodges of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    864444104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------
CUSIP NO. 86444104
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

   Roger Feldman
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER
                                                             0
  NUMBER OF        -------------------------------------------------------------
    SHARES           6        SHARED VOTING POWER
 BENEFICIALLY                                          478,900
   OWNED BY        -------------------------------------------------------------
     EACH            7        SOLE DISPOSITIVE POWER
  REPORTING                                                  0
    PERSON         -------------------------------------------------------------
     WITH            8        SHARED DISPOSITIVE POWER
                                                       478,900
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                       478,900
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                 [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       3.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                       IN
--------------------------------------------------------------------------------

--------------------------------------------------
CUSIP NO. 86444104
--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

   Harvey Hanerfeld
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
                     5        SOLE VOTING POWER
                                                             0
  NUMBER OF        -------------------------------------------------------------
    SHARES           6        SHARED VOTING POWER
 BENEFICIALLY                                          478,900
   OWNED BY        -------------------------------------------------------------
     EACH            7        SOLE DISPOSITIVE POWER
  REPORTING                                                  0
    PERSON         -------------------------------------------------------------
     WITH            8        SHARED DISPOSITIVE POWER
                                                       478,900
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                       478,900
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                 [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       3.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                       IN
--------------------------------------------------------------------------------

Item 1.           (a)      Name of Issuer:

                           Suburban Lodges of America, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           300 Galleria Parkway, Suite 1200
                           Atlanta, Georgia 30339


Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

                           This Schedule 13G is being filed on behalf of Roger Feldman, a United States citizen, and Harvey Hanerfeld, a United States citizen (the "Reporting Persons"). The address of each of the Reporting Persons is 700 Eleventh Street N.W., Suite 640, Washington D.C. 20001.

                  (d)      Title of Class of Securities:

                           Common Stock

                  (e)      CUSIP Number:

                           86444104

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ] Broker or Dealer registered under Section 15 of the Act
                  (b)[ ] Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the
                         Act
                  (d)[ ] Investment Company registered under section 8 of the
                         Investment Company Act of 1940
                  (e)[ ] An Investment Adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E)
                  (f)[ ] An Employee Benefit Plan or Endowment Fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F)
                  (g)[ ] A Parent Holding Company or Control Person in
                         accordance with Rule 13d-1(b)(ii)(G)
                  (h)[ ] A Savings Association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act
                  (i)[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                  (j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4.           Ownership:

                  (a) Amount Beneficially Owned: 478,900

                  (b) Percent of Class: 3.9%

                  (c) Number of Shares as to which such person has:

                      (i)    sole power to vote or direct the vote - 0

                      (ii)   shared power to vote or direct the vote -*

                      (iii)  sole power to dispose or direct the disposition of
                             - 0

                      (iv) shared power to dispose or direct the disposition of -*

                  *See Attachment A

Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A


Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       /s/ Roger Feldman
                                                       --------------------
                                                       Roger Feldman


                                                       /s/ Harvey Hanerfeld
                                                       --------------------
                                                       Harvey Hanerfeld


Dated: February 12, 2001

                                  ATTACHMENT A

                  As of February 12, 2001, Roger Feldman and Harvey Hanerfeld are each the beneficial owner of 478,900 shares of Common Stock, constituting 3.9.% of the issued and outstanding shares of Common Stock. As sole voting members of West Creek Partners GP, LLC, a Delaware limited liability company and the general partner of West Creek Partners Fund L.P., a Delaware limited partnership (the "Fund"), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 103,800 shares of Common Stock owned by the Fund. As voting members of Cumberland Investment Partners, L.L.C., a Delaware limited liability company ("Cumberland"), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the vote of the 375,100 shares of Common Stock owned by Cumberland.